Execution Copy

CONFIDENTIAL TREATMENT REQUESTED.  CONFIDENTIAL
PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED
AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION

EQUIPMENT PURCHASE AND PRODUCT SUPPLY AGREEMENT

1. PARTIES

This Equipment Purchase and Product Supply Agreement (“Agreement”) is entered into by Venture Lighting International, Inc. (“VLI”), an Ohio corporation with its principal place of business at 32000 Aurora Road, Solon, OH 44139, and Fiberstars, Inc., an Ohio corporation (“FIBERSTARS”) with its principal place of business at 32000 Aurora Road, Solon, OH 44139.

2. RECITALS

2.1 FIBERSTARS. FIBERSTARS is in the business of supplying fiber optic lighting systems to industry and end users. FIBERSTARS is engaged in developing and marketing fiber optic lighting systems which utilize metal halide arc tubes as a light source.

2.2 VLI. VLI has experience in and is in the business of manufacturing metal halide lamps, arc tubes and related lighting products.

2.3 Purpose. FIBERSTARS and VLI desire to enter into a mutually beneficial commercial relationship through the purchase of the MACHINE by FIBERSTARS and the engagement of VLI to produce and supply Products to FIBERSTARS using the MACHINE.

3. DEFINITIONS

3.1 Equipment. The various items of component equipment supplied by third party vendors which VLI has incorporated into the MACHINE and which may hereafter be added to or incorporated into the MACHINE will be collectively referred to as the "EQUIPMENT." The term MACHINE will be inclusive of all EQUIPMENT.

3.2 Formed Body. “Formed Body” shall mean a quartz tube which has an arc chamber formed in it that is compatible with the MACHINE. At the time of this Agreement, only Formed Bodies with “necked” tubes are compatible with the MACHINE.

3.3 License Agreement. Shall mean the License Agreement the form of which is attached hereto in Exhibit A.

3.4 Machine. “MACHINE shall mean VLI’s used Tipless Low Watt Arc Tube Pinch & Exhaust Machine, as more particularly described in Exhibit B.

3.5 Products. “Product” or “Products” shall mean the metal halide arc tube(s) without an exhaust tip on the arc chamber(s), for use solely in the “Fiberoptic Field of Use”, as such are specified and described on the attached Exhibit C. For purposes of this section, “Fiberoptic Field of Use” means lighting applications or systems (and components of such systems) which include both (A) a remote light source, and (B) either (i) fiberoptics, or (ii) light pipes, or (iii) other light guides, for conveying light from the remote source, but excluding applications in Civilian Transportation (described below), television, and projection. Modifications or additions to such description shall require the mutual agreement of the parties as reflected in an amendment to this Agreement. Civilian Transportation shall mean all passenger automobiles, commercial (non-military) aircrafts, trucks, motorcycles, and off road vehicles, but excludes ships, RVs (recreation vehicles), limousines and mining equipment and other industrial or military vehicles or equipment.

3.6 Product Specifications. “Product Specifications” shall mean the specifications set forth on the attached Exhibit C.

3.7 Technical Documentation. Current engineering drawings, technical manuals and other technical documents describing the operation, maintenance and process of the MACHINE, sufficient for reasonably trained and qualified FIBERSTARS’ personnel to properly and effectively operate and maintain the MACHINE without the assistance of VLI, will be collectively referred to as the "TECHNICAL DOCUMENTATION.”

3.8 Technical Training. Training on the use of the MACHINE to produce Products will be referred to as the “TECHNICAL TRAINING.”

3.9 Technical Services. Technical guidance available to FIBERSTARS from VLI during the installation, trial operations and testing of the MACHINE at a FIBERSTARS facility, as well as other engineering services, will be collectively referred to as the "TECHNICAL SERVICES.”

3.10 Term. “Term” shall have the meaning set forth in Paragraph 9.1 of this Agreement.

3.11 VLI Technology. “VLI Technology” shall mean all tangible and intangible know-how, trade secrets, inventions (patented and unpatented), data, and other information relating to the design, fabrication, assembly, and operation of the MACHINE and the processes employed on the MACHINE by VLI to manufacture Products.

4. PURCHASE AND SALE OF THE MACHINE

4.1 Machine. VLI hereby agrees to sell, and, subject to acceptance as provided in Section 5.1, FIBERSTARS hereby agrees to purchase the MACHINE, subject to the terms and conditions of this Agreement. The MACHINE is being sold in an “as is” condition, without any warranty, express or implied, except as provided in Paragraph 7.

(a) Technical Documentation. At the time the MACHINE is delivered to FIBERSTARS’ facility, and FIBERSTARS has paid VLI the license fee if required by Paragraph 9.4, if any, FIBERSTARS may order the current TECHNICAL DOCUMENTATION from VLI, and VLI will provide it, at VLI’s then prevailing hourly rates and reimbursable expense policies, with the total price thereof not to exceed Ten Thousand Dollars ($10,000.00). FIBERSTARS shall treat the TECHNICAL DOCUMENTATION as “VLI Confidential Information”, as such term is defined in Paragraph 10, and shall restrict its disclosure to third parties in the manner required by Paragraph 10.

The TECHNICAL DOCUMENTATION shall be prepared in the English language and shall refer to the English measurement system normally used by VLI. Delivery of TECHNICAL DOCUMENTATION shall require VLI to provide FIBERSTARS with: two (2) written (paper) sets and one (1) electronic copy (using Microsoft Word or other mutually agreed upon software)

VLI shall deliver to FIBERSTARS the TECHNICAL DOCUMENTATION at least fifteen (15) days prior to delivery of MACHINE under this Agreement. FIBERSTARS shall inspect the TECHNICAL DOCUMENTATION for completeness within fifty (50) days after the date of its receipt, and promptly will advise VLI if FIBERSTARS discovers that it is not complete. Notwithstanding the foregoing, if errors, in the TECHNICAL DOCUMENTATION are discovered, VLI promptly will correct them, and VLI also will provide up to twenty (20) hours of TECHNICAL SERVICES to FIBERSTARS via telephone, without charge and designed to overcome any such inaccuracy so that the period during which FIBERSTARS’ use of the MACHINE is adversely affected by any such inaccuracy is a short as possible.

At VLI’s sole discretion, VLI may track the number of hours spent preparing the TECHNICAL DOCUMENTATION. If VLI has provided the original version of the TECHNICAL DOCUMENTATION, two (2) rounds of revisions based on FIBERSTARS’ concerns, and logged at least one hundred forty (140) hours of time preparing the TECHNICAL DOCUMENTATION, then the TECHNICAL DOCUMENTATION will be deemed complete upon delivery, even if incomplete and VLI shall have no further obligations regarding the preparation or revision of the TECHNICAL DOCUMENTATION.

(b) Technical Training. At the time the MACHINE is delivered to a FIBERSTARS’ facility, and FIBERSTARS has paid VLI the applicable license fee if required by Paragraph 9.4, below, VLI will provide, without additional charge, up to sixty (60) hours of TECHNICAL TRAINING to FIBERSTARS’ personnel.

(c) Technical Services. Upon FIBERSTARS request, VLI shall provide up to one hundred sixty (160) hours of on-site TECHNICAL SERVICES to make the MACHINE operational at VLI’s standard hourly rates, plus actual, reasonable travel and living expenses.

4.2 Site Preparation. The proper and timely construction of the installation site for the MACHINE at FIBERSTARS’ facility and the process support services (infrastructure for water, power, etc.) shall be the responsibility of FIBERSTARS and shall conform to the written infrastructure requirements provided by VLI. Within thirty (30) days following its receipt of Fiberstars’ written notice to VLI of FIBERSTARS’ election to terminate the bailment and take possession of the MACHINE, VLI will deliver to FIBERSTARS, in writing, the infrastructure requirements which shall be limited to the following: Pipe drawings, list of utilities, list of electrical requirements and physical layout.

4.3 Modification of Terms. No addition to or modification of the terms and conditions of the purchase and sale of the MACHINE, whether contained in a purchase order or otherwise, shall be binding upon either party unless specifically agreed to by both parties, in writing.

4.4 Purchase Price. The purchase price for the MACHINE and a schedule of payments of the purchase price are set forth in Exhibit D.

4.5 Form of Payment. All payments to be made by FIBERSTARS to VLI for the purchase of the MACHINE shall be made by wire transfer in U.S. Dollars through VLI’s bank, as described in written instructions provided by VLI.

4.6 Sale of the Machine by FIBERSTARS. During the first seven (7) years following the Effective Date of this Agreement, (the “Restricted Sale Period”) if FIBERSTARS receives a bonafide third party offer to purchase the MACHINE from any third party, then FIBERSTARS shall have the right, subject to a written assignment and assumption of the License Agreement (and all of FIBERSTARS’ obligations therunder) approved in writing by VLI, to sell the MACHINE to such third party only upon compliance with the following:

(i) FIBERSTARS will provide a written notice of the proposed transaction to VLI, including identifying the proposed purchaser and the agreed price;

(ii) The proposed sale must provide for the delivery of the MACHINE to such third party on a date not less than ten (10) months from the date a copy of such offer is delivered to VLI;

(iii) VLI will provide a written notice to FIBERSTARS, either exercising or rejecting this right of first refusal, not less than forty-five (45) days after the notice of the foregoing third party purchase offer is delivered to VLI; and

(iv) If VLI exercises this right of first refusal, VLI shall purchase the MACHINE from FIBERSTARS, at a price equal to the lesser of: (A) the price offered by such third party, or (B) the sum of the net book value of the MACHINE and the License Agreement, as reflected in FIBERSTARS’ accounting records, determined and payable as of the date of the proposed sale.

(v)  If VLI does not exercise the right of first refusal, their written approval is required to sell the Machine to the third party.

Except as otherwise provided within the provisions of the License Agreement, upon the expiration of the Restricted Sale Period, FIBERSTARS may sell the MACHINE and transfer the License, without restriction.

5 BAILMENT OF THE MACHINE

5.1 Bailment.

a)
The MACHINE is being sold “AS IS” condition. However, certain requirements and criteria for performance acceptance tests as described in Exhibit E will be performed. Once the acceptable level of performance has been achieved, a “Certificate of Acceptance” in the form described on Exhibit F shall be signed by both parties. The passage of title passes from VLI to FIBERSTARS at the time/date that the “Certificate of Acceptance” is executed.

b)
On and after the sale date of the MACHINE to FIBERSTARS, VLI agrees to retain possession of the MACHINE at a facility owned or operated by VLI, or one of its subsidiaries or affiliates, and use the MACHINE for the purpose of manufacturing Products for and on behalf of FIBERSTARS for the Term of this Agreement, or until the bailment is terminated by FIBERSTARS, whichever first occurs. Title to the MACHINE shall remain vested in FIBERSTARS during the period of this bailment. FIBERSTARS shall have the right to inspect the MACHINE during VLI’s normal business hours upon delivery of reasonable prior notice. VLI shall not acquire by this Agreement any right, title or interest, legal or equitable, in the MACHINE except for what is granted under the terms of this Agreement.

5.2 Operational Costs. During the period of bailment, VLI shall pay all costs associated with the use, maintenance and repair of the MACHINE, including but not limited the replacement of parts, components and equipment as required, however, all such costs shall be included in the definition of “Full Cost” as set forth in Paragraph 6.2(a). VLI shall maintain the MACHINE in good condition and in accordance with VLI’s standard practices and shall deliver the MACHINE to FIBERSTARS at FIBERSTARS’ expense at the termination of the bailment in such condition, normal wear and tear excepted.

5.3 Other Uses of the MACHINE by VLI. In exchange for the payment of One Hundred Twenty Thousand Dollars ($120,000.00) from VLI to FIBERSTARS payable in twenty four (24) monthly installments of Five Thousand Dollars ($5,000.00) each, VLI shall have the right, during the first twenty four (24) months after the Effective Date, to use the MACHINE for its own account and for the account of VLI’s other customers, in its sole discretion (the “VLI Use”) so long as, and to the extent that, such VLI Use does not hinder or delay the fulfillment of, or the delivery of Products pursuant to, Purchase Orders issued by FIBERSTARS pursuant to the forecast(s) provided by FIBERSTARS to VLI pursuant to Paragraph 6.10. Notwithstanding the foregoing, in the event this Agreement is terminated for any reason, on a date prior to twenty four (24) months after the Effective Date, then VLI shall have no further obligation to make payments hereunder.

5.4 Damage to the MACHINE. FIBERSTARS shall procure and maintain insurance to insure the MACHINE at its purchase price for loss or damage occasioned by fire, theft, negligence or vandalism while the MACHINE is in possession of VLI. VLI shall use the proceeds of such insurance if delivered to VLI by FIBERSTARS to repair, renovate or replace the MACHINE, as directed by FIBERSTARS. Any deficiency in the amount of insurance proceeds to accomplish any such action shall be paid by FIBERSTARS. Notwithstanding the foregoing, if the Machine is damaged or destroyed in whole or in part as a result of the negligence or intentional misconduct of VLI, its employees, invitees, agents or contractors, VLI shall be liable to FIBERSTARS in an amount equal to the cost of repairing or replacing such damage or destruction.

5.5 Termination of Bailment. Within thirty (30) days after the expiration or earlier termination of the Term of this Agreement, VLI shall ship the MACHINE, at FIBERSTARS’ cost, to a location designated by FIBERSTARS, and shall provide the TECHNICAL TRAINING as set forth in Paragraph 4.1 and, to the extent purchased by FIBERSTARS, the TECHNICAL DOCUMENTATION and the TECHNICAL SERVICES pursuant to the provisions of Paragraph 4.1. Notwithstanding the foregoing, and without limitation on VLI’s rights under Paragraph 4.6, during the first five (5) years following the expiration or earlier termination of the Term of this Agreement, VLI shall have the following rights to purchase the MACHINE:

(i) a right of first refusal to purchase the MACHINE at the price set forth in a bona fide, arms length purchase offer from a third party, which offer must provide for the delivery of the MACHINE to such third party on a date not less than ten (10) months from the date a copy of such offer is delivered to VLI. In connection with the foregoing right of first refusal, VLI will provide a written notice to FIBERSTARS, either exercising or rejecting such right of first refusal, not less than 45 days after the notice of the foregoing third party purchase offer is delivered to VLI; or

(ii) upon receipt of notification from FIBERSTARS that the MACHINE is no longer needed by FIBERSTARS for the manufacture of Products, VLI shall have the right to purchase the MACHINE at its then depreciated book value as reflected in FIBERSTARS’ accounting records.

6. PURCHASE OF PRODUCTS

6.1 Purchase and Sale. FIBERSTARS agrees to purchase one hundred percent (100%) of the FIBERSTARS’ Products requirements exclusively from VLI pursuant to the terms and conditions of this Agreement; provided, however, that if: (a) VLI is unable to produce Product(s) which meet the Product Specifications; or (b) VLI acknowledges its inability to produce a particular Product, or (c) VLI is unable to meet the agreed upon delivery dates for a particular Purchase Order, then FIBERSTARS may purchase such specific Product from another source until such time as VLI advises FIBERSTARS of its ability to produce and deliver such Product in accordance with the terms and conditions of this Agreement.

6.2 Unit Prices. The unit price(s) for Products effective from the Effective Date until June 30, 2007 are set forth in Exhibit G. All unit prices are and shall be exclusive of taxes, duties, tariffs, freight charges, and in transit insurance, the payment of which shall be the responsibility of FIBERSTARS.  Annually, beginning July 1, 2007, the unit prices for Products on Exhibit G shall be amended annually (to be effective on July 1 of the applicable year through June 30 of the following year) based on the following:

a)
The annual revised Product prices shall be determined on or before July 1st of each year, based on VLI’s current “Full Cost” to manufacture and sell each Product to FIBERSTARS (excluding the depreciation expense for the MACHINE, which MACHINE shall be owned by FIBERSTARS and used in the production of the Products) plus Thirty-Three percent (33%) of such full cost of such Product. For purposes of this Agreement, “Full Cost” shall have the meaning set forth on Exhibit H attached hereto.

b)	On or before July 1, of each year, VLI shall establish its “Full Cost”. VLI will review the annual “Full Cost” calculation with FIBERSTARS’ financial management.

c)
The annual revised Product prices shall not be increased during the year unless VLI’s material costs have increased by more than five percent (5%) during the year. In the event VLI’s material costs increase by more than five percent (5%) during the year, VLI may unilaterally increase the Product prices to recoup any material costs above the five percent (5%) increase, provided however, that prior to any price increase VLI shall first deliver to FIBERSTARS reasonable documentary evidence..

Other products that may be required by FIBERSTARS during the Term may be added by an amendment to this Agreement.

6.3 Purchase Orders. FIBERSTARS shall initiate each order for Products by the delivery to VLI of a written purchase order (the “Purchase Order”), setting forth the quantity to be ordered, the applicable unit price, and requested delivery date(s). Acceptable delivery dates are a function of order quantities and shall be by mutual agreement, negotiated in good faith between the parties; provided, however: (i) VLI shall commence delivery of Products ordered by FIBERSTARS pursuant to the “firm” Purchase Order(s) (first four weeks) under the forecast(s) required under Paragraph 6.10 within thirty (30) days after receipt of each such Purchase Order; (ii) with regard to any Purchase Order in excess of the forecasted amounts provided under Paragraph 6.10, VLI shall use its best efforts to commence delivery of the Products within the requested delivery time, however, VLI shall have no obligation to deliver such Products earlier than ninety (90) days after its acceptance of each such Purchase Order.

6.4 Acceptance of Orders. Each Purchase Order shall be deemed to be an offer by FIBERSTARS to purchase Products from VLI pursuant to the terms of this Agreement, to the exclusion of any additional or contrary terms set forth in the form of Purchase Order or any other document submitted by FIBERSTARS. Any Purchase Order submitted by FIBERSTARS to VLI shall be subject to written acceptance by VLI within seven (7) business days after receipt of the Purchase Order by VLI. In the event VLI fails to respond or reject such Purchase Order within seven (7) business days after receipt of the Purchase Order by VLI, then such Purchase Order shall be deemed to be accepted by VLI, however, if any such Purchase Order is in excess of the most current forecast provided by FIBERSTARS pursuant to Paragraph 6.10, then such Purchase Order shall be deemed rejected unless accepted pursuant to a written notice delivered from VLI to FIBERSTARS.

6.5 Delivery. Unless otherwise agreed upon in a writing executed by both VLI and FIBERSTARS, all deliveries of the Products shall be in VLI’s original packaging and shall be FOB VLI’s shipping dock. “Delivery” shall occur and title to the Products and all risk of damage to or loss of the Products shall pass to FIBERSTARS upon receipt and/or pick up of the Products at VLI’s shipping dock by FIBERSTARS or a carrier designated by FIBERSTARS. All in-transit insurance premiums, freight charges and other expenses of delivery shall be at FIBERSTARS’ expense. The failure of FIBERSTARS to inspect and reject nonconforming items via a written notice to VLI within thirty (30) days after delivery shall be deemed acceptance of such items by FIBERSTARS with full responsibility for payment.

6.6 Payment. VLI will issue to FIBERSTARS an invoice for the Products on the date of delivery. FIBERSTARS will pay invoices prepared and delivered in accordance with this Agreement within forty-five (45) days following date of invoice. If FIBERSTARS has a good faith dispute concerning any portion of an invoice from VLI, FIBERSTARS will, within such forty-five (45) day period, pay the undisputed portion, deliver a written notice to VLI describing in reasonable detail the reasons why the invoice is disputed, and may withhold the disputed portion pending resolution of the dispute in accordance with the provisions of Paragraph 11.9, below. If undisputed amounts are paid when due, VLI agrees that it may not withhold performance of any of its obligations under this Agreement. If an undisputed amount or any disputed amount that is later determined to have been payable is not paid when due, VLI will provide a written notice thereof to FIBERSTARS, and FIBERSTARS will pay such amount within thirty (30) additional days following receipt of such notice. Any such amounts that are not paid within the foregoing timeframe shall be “Delinquent”. If any amount is Delinquent, that shall be deemed a material breach of this Agreement.

6.7 Manufacturing Process. The Products shall be manufactured in conformity with the Product Specifications. All process changes for manufacturing the Products may be made at the discretion of VLI without the consent of FIBERSTARS. The aforementioned Products shall meet the internal quality standard of Products adopted by VLI. Should FIBERSTARS decide to fund research and development for improvements to such process, the details of such funding, the scope of the research and development, the procedures by which any modifications are to be incorporated into the process utilized for the manufacture of Products under this Agreement, and the ownership of such improvements shall all be documented in a separate agreement between FIBERSTARS and VLI.

6.8 Quality Assurance. VLI shall perform quality assurance tests and inspections as it deems reasonably necessary to screen Products prior to shipment. Records of relevant manufacturing parameters and quality assurance data on a run-by-run basis will be made available to FIBERSTARS upon request.

6.9 Specification Changes. FIBERSTARS and VLI anticipate that it may be desirable during the term of this Agreement to amend the Product Specifications. Such amendments to the Product Specifications shall be made by mutual agreement of VLI and FIBERSTARS. If such Product Specification changes require or allow a change in pricing, such pricing changes shall be by mutual agreement and shall be reflected in a revision to Exhibit C pursuant to an amendment to this Agreement.

6.10 Forecasts. FIBERSTARS is obligated to continually provide a six (6) month rolling forecast of Product requirements (by type and quantity) to VLI, such forecast to be updated monthly. All Product requirements forecasted for the first four (4) weeks of the six (6) month forecast are considered a firm, non-cancelable Purchase Order.

7. REPRESENTATIONS AND WARRANTIES

7.1 Intellectual Property Representation. Each of the parties represents and warrants to the other that: (i) it owns all right, title and interest in its own technology; (ii) its technology does not infringe or constitute a misappropriation of any intellectual property rights of any third party; and (iii) it has not entered into any agreement inconsistent with this Agreement or has not otherwise granted to any third party any rights inconsistent with the rights granted to the other party under this Agreement. No rights to technology or proprietary data are created or transferred by this Agreement. VLI’s current technology, processes, equipment (other than the EQUIPMENT), procedures and technology it may develop during the term of this Agreement that is not the result of a joint development effort with FIBERSTARS, is and shall remain the exclusive property of VLI.

7.2 VLI Warranties.

(a) VLI represents and warrants that it will be the owner of the MACHINE on the day of transfer and the related TECHNICAL DOCUMENTATION free and clear of any and all liens, claims and encumbrances of any kind.

(b) With regard to Products for which product designs have been approved in writing and released for production by VLI, VLI warrants to FIBERSTARS for a period of six (6) months from the date of shipment that such Products supplied by VLI under this Agreement shall conform to their applicable specifications and shall be free of all defects in materials and workmanship and shall be free of all liens, security interests and other claims of third parties. VLI makes no warranty whatsoever with regard to Products for which product designs have not been approved in writing and released for production by VLI.

EXCEPT AS EXPRESSLY SET FORTH IN THE FOREGOING WARRANTIES, VLI MAKES NO OTHER EXPRESS OR IMPLIED WARRANTIES. VLI SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL VLI BE LIABLE FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE MACHINE OR THE PRODUCTS DELIVERED HEREUNDER. WITH RESPECT TO ANY PRODUCT PURCHASED UNDER THIS ORDER AND ALLEGED TO BE THE CAUSE OF ANY LOSS OR DAMAGE TO FIBERSTARS, THE SUM EQUAL TO THE INVOICED PRICE OF SUCH PRODUCT (OR IF NOT SEPARATELY PRICED, VLI'S ESTABLISHED SELLING PRICE FOR SUCH ITEM) SHALL BE THE MAXIMUM CEILING LIMIT ON VLI'S LIABILITY, WHETHER SUCH CLAIM IS FOUNDED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE, STRICT TORT LIABILITY OR BREACH OF WARRANTY), ARISING OUT OF OR RESULTING FROM: (I) THIS ORDER OR THE PERFORMANCE OR BREACH THEREOF, OR (II) THE DESIGN, MANUFACTURE, DELIVERY, SALE, REPAIR, REPLACEMENT, USE OR FURNISHING OF ANY SUCH PRODUCT(S).

(c) All Products which FIBERSTARS considers defective shall be returned to VLI’s plant, transportation costs prepaid by FIBERSTARS. The risk of loss of the Products shipped to VLI on a warranty claim will be borne by FIBERSTARS. If Products have been returned without cause and are still serviceable, FIBERSTARS will be notified and the Products returned at FIBERSTARS’ expense. VLI shall bear the cost of testing and examination, if any, with respect to Products so returned. VLI’s sole and exclusive liability and FIBERSTARS’ sole and exclusive remedy with respect to warranty claims for defective Products under this Agreement shall be, at VLI’s election, the repair or replacement of any nonconforming Products, or a credit to FIBERSTARS’ account at the purchase price plus all applicable freight charges, taxes, duties, tariffs and in-transit insurance. These remedies are available only if VLI is notified in writing by FIBERSTARS within the warranty period of the discovery of nonconformities, and such nonconformities actually exist and persons not authorized by VLI have not (a) repaired, worked on, or altered the Products in a manner that degrades or damages the stability, reliability, or proper operation of such Products or (b) misused or negligently handled such Products.

7.3 Indemnification. Each party shall indemnify and hold harmless the other party, and its officers, directors, shareholders, employees and agents, from and against all claims, damages, losses, liabilities, suits and expenses (including reasonable attorneys’ fees) arising out of or by reason of any breach by such party of any of the intellectual property representations made by it in Paragraph 7.1 or any violation of the License Agreement.

8. RIGHTS TO INTELLECTUAL PROPERTY

8.1 Existing Intellectual Property. Patents of any country assigned or issued to either party, which patents claim inventions developed prior to the Effective Date, and inventions, patentable and unpatentable, that were developed by either party prior to the Effective Date, the subjects of which are necessary for the manufacture of Products, shall remain the property of the originating party.

8.2 New Intellectual Property. Unless otherwise expressly set forth in this Agreement, all intellectual property and all patents throughout the world resulting from the work performed by VLI during the course of manufacturing the Products pursuant to the provisions of this Agreement (including, but not limited to, any patents on the Product(s) themselves) shall be owned exclusively by VLI, excepting ownership of patents on lighting system(s) designed for the Fiber Optic Field of Use, which system(s) may or may not utilize Product(s) as component(s) thereof. However, ownership of intellectual property resulting from research and development separately funded by FIBERSTARS pursuant to Paragraph 6.7 shall be determined in accordance with the provisions of the separate agreement for such work entered into after the Effective Date.

9. TERM AND TERMINATION

9.1 Term. Notwithstanding any other provision of this Agreement, the term of this Agreement (the “Term”) shall commence, if at all, upon May 1, 2006, between FIBERSTARS and ADLT (the “Effective Date”) and shall remain in effect for seven (7) years unless earlier terminated pursuant to the terms of this Paragraph 9.2 or 9.3 below.

9.2 Termination without Cause. Upon completion of the first fifteen (15) months of the Term, FIBERSTARS shall thereafter have the right to unilaterally terminate this Agreement, without cause, by the delivery of a minimum of nine (9) months’ prior written notice to VLI. At any time after the Effective Date, VLI shall thereafter have the right to unilaterally terminate this Agreement, without cause, by the delivery of a minimum of twenty-four (24) months’ prior written notice to FIBERSTARS. In either case, such written notice shall specifically set forth that the terminating party is exercising its right of termination without cause pursuant to this Paragraph 9.2.

9.3 Termination for Cause. This Agreement may be earlier terminated in accordance with the following provisions:

(a) Either party may terminate this Agreement at any time by the delivery of a written notice to the other party, which notice shall be effective upon receipt, if the other party files a petition for any type of bankruptcy, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation, or becomes the subject of a receivership.

(b) Either party may terminate this Agreement by the delivery of written notice to the other party, which notice shall be effective upon receipt, in the event the other party is in breach of a material provision of this Agreement and has failed to cure such breach within sixty (60) days after the date such notice of breach is received; provided, however, that if the nature of the breach is such that it cannot reasonably be cured within such sixty (60) day period, the breaching Party shall not be deemed in breach if it commences the cure within such sixty (60) day period and thereafter diligently prosecutes the cure to completion. The breach of a material provision of this Agreement shall include, but not be limited to: (i) late or nonpayment of amounts due under a VLI invoice not subject to a timely dispute; and (ii) a breach of the confidentiality provisions of Paragraph 10.

(c) In the event that VLI becomes a business outside of ADLT, through sale, divestment, restructuring or any other means, then FIBERSTARS may terminate this Agreement by the delivery of written notice to VLI.

9.4 Consequences of Termination.

(a) Upon the expiration or earlier termination of this Agreement, all Purchase Orders then accepted by VLI shall be completed through the delivery of the ordered Products and the payment of VLI’s invoices. All technical information, including but not limited to know-how, provided by one party to the other during the term of this Agreement shall be returned at the request of the party who provided such information.

(b) In the event of the termination of this Agreement by: (i) VLI pursuant to the provisions of Paragraph 9.2, or (ii) FIBERSTARS pursuant to the provisions of Paragraph 9.3(a) or 9.3(b), and upon receipt by VLI from FIBERSTARS of a license fee in the amount of one thousand dollars ($1,000.00), then VLI shall: (A) grant to FIBERSTARS a limited license to use the VLI Technology , as set forth in Exhibit A of this Agreement (the “License Agreement”), (B) transfer the MACHINE to a facility specified by FIBERSTARS at FIBERSTARS’ expense, (C) supply FIBERSTARS with a price quote for the delivery and installation (within one month) at a location designated by FIBERSTARS, of one (1) Krypton cabinet appropriate for use with the MACHINE, such quote not to exceed One Thousand Dollars ($1,000.00); (D) VLI shall supply Formed Bodies pursuant to the terms set forth on Exhibit I to VLI for the longer of: (1) nine (9) months following termination of this Agreement; or (2) completion of delivery and installation of a “Bulb Former” machine (at location designated by FIBERSTARS, pursuant to Subsection 9.4(b)(E); below; and (E) deliver and install a “Bulb Former” machine, for the manufacture of Formed Bodies, (which machine shall include bulb former jaws and burners for each size arc tube, chucks and seals for each size tubing, loading trays for each size tube) at a location designated by FIBERSTARS, for the price of Fifty Thousand Dollars ($50,000.00) to be paid by FIBERSTARS to VLI in advance of installation. Upon completion of delivery and installation of the “Bulb Power” machine, VLI shall have no further obligation to supply formed bodies to FIBERSTARS. Further, in this event, VLI shall forfeit its rights to purchase the MACHINE as detailed in Sections 4.6 and 5.5, however all of VLI’s approval rights regarding the sale and transfer of the MACHINE to a third party shall remain in effect.

(c) In the event of the termination of this Agreement by: (i) FIBERSTARS pursuant to the provisions of Paragraph 9.2, or 9.3(c) or (ii) VLI pursuant to the provisions of Paragraph 9.3(a) or 9.3(b), and upon receipt by VLI from FIBERSTARS of both, a license fee in the amount of three thousand dollars ($3,000.00), and full payment for VLI’s entire remaining inventory of “finished” Products which were manufactured by VLI pursuant to the forecasts provided by FIBERSTARS pursuant to Paragraph 6.10, then VLI shall: (A) grant to FIBERSTARS a limited license to use the VLI Technology , as set forth in Exhibit A of this Agreement (the License Agreement), (B) transfer the MACHINE to a facility specified by FIBERSTARS at FIBERSTARS’ expense, and (C) supply FIBERSTARS with a price quote for the delivery and installation (within one month) at a location designated by FIBERSTARS, of one (1) Krypton cabinet appropriate for use with the MACHINE, such quote not to exceed Fifteen Thousand Dollars ($15,000.00). Upon completion of the foregoing, VLI shall have no further obligations hereunder.

(d) The parties hereto acknowledge and agree that the grant of a limited license from VLI to FIBERSTARS in conjunction with the transfer of the MACHINE pursuant to any of the above paragraphs, will not require payment of any additional “license fee” or royalty.

10. CONFIDENTIALITY

During the term of this Agreement it is anticipated that each party will be exposed to proprietary information and intellectual property concerning the other party’s business, products, technology, customers, marketing and sales plans, and related information that is of substantial value to the party owning it, which value would be impaired if such information were disclosed to others. This information is referred to as “Confidential Information.” “Confidential Information of FIBERSTARS” includes, but is not limited to, marketing plans for Products. “Confidential Information of VLI” includes, but is not limited to, information concerning the MACHINE and the Products as set forth in Exhibits B, C, E, G, and H, marketing and sales plans, Product designs, machine designs, and technology, processes and tooling for the manufacture of Products.

For a period of five (5) years following the termination of this Agreement, each party agrees not to disclose or otherwise make the other party’s Confidential Information available to third parties or to make any use of such Confidential Information except as contemplated in this Agreement. Each party further agrees to restrict access to the other party’s Confidential Information to employees who have a need to know in order to fulfill the provisions of this Agreement and who have signed confidentiality agreements with their employer. Each party shall give notice to the other party of information disclosed to such other party which the disclosing party deems Confidential Information as follows: all written confidential information shall be labeled as such; all verbal Confidential Information shall be reduced to writing and sent to the receiving party within thirty (30) days after the verbal disclosure. If either party is in doubt as to whether or not certain information is confidential, it shall request and receive written clarification from the other party before disclosing such information.

Each party will treat and safeguard the Confidential Information received from the other party, whether verbally or in writing (provided that it is properly identified as such as provided above), in the same manner as the receiving party safeguards its own Confidential Information but in no event using less than reasonable efforts to safeguard such Confidential Information from disclosure. The restrictions against disclosure or unauthorized use of Confidential Information shall not apply to:

(a) Information which, through no breach of the receiving party’s obligations hereunder, is in the public domain, revealed in published technical articles or other printed publications, or inherently revealed by products on the market, the sale of which is not a violation of the terms of this Agreement or subsequent production contracts or purchase orders;

(b) Information already known to the receiving party prior to the date of this Agreement and not subject to any similar obligation of the receiving party in any other agreement with the disclosing party, as shown by documentary materials;

(c) Information which is or becomes rightfully available to the receiving party from a source other than the disclosing party, which has no confidentiality obligation to the disclosing party in respect thereto;

(d) Information the receiving party is obligated to produce as a result of a court order; and

(e) Information which, by prior agreement, the disclosing party agrees may be disclosed.

If the receiving party intends to rely upon any of the foregoing exceptions in order to disclose or use Confidential Information for purposes other than those identified in this Agreement, the receiving party agrees to discuss the basis for such reliance with the disclosing party prior to any disclosure or use.

At the request of the disclosing party, the receiving party shall return to the disclosing party all writing and documents containing Confidential Information that are in the possession of the receiving party, except for one copy retained for archival purposes. At such time, the receiving party also will make reasonable efforts to locate and destroy electronic copies of such Confidential Information, except that one electronic copy also may be retained for archival purposes.

11. MISCELLANEOUS

11.1 Force Majeure. If the performance of this Agreement by either party should be prevented, delayed, restricted, or interfered with by any man-made or natural catastrophe, including but not limited to strikes or other labor disturbances (not including strikes or labor disturbances involving the employees of the party seeking to rely on this provision to excuse non-performance), embargoes, fire, explosion, acts of war, unforeseeable government action or inaction, the unavailability of materials supplied by third parties, or any other circumstance outside the control of the parties, then the party so affected shall, upon giving prompt notice of the same, be excused from such performance to the extent of such prevention, delay, restriction, or interference provided that the party so affected shall use its best efforts to avoid or remove such causes of nonperformance and promptly resume performance hereunder when such causes have been removed. Upon such circumstances arising, the parties shall promptly consult as to what (if any) modifications to the terms of the Agreement may be required to arrive at an equitable solution; and, if such nonperformance appears likely to continue for an extended period of time and the affected party’s nonperformance appears likely to cause serious hardship to the other party, such party may terminate this Agreement by giving thirty (30) days written notice to the other party.

11.2 Assignment. Neither Party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other Party; provided, however, that a successor in interest by merger, by operation of law, assignment, purchase or otherwise of the entire business of either Party shall acquire all rights and obligations of such Party. Any prohibited assignment shall be null and void. Provided that VLI provides FIBERSTARS with a minimum of ninety (90) days prior written notice (the “Relocation Notice”), VLI shall have the right to: (i) assign this Agreement and to relocate the MACHINE to an entity in India formed under the laws of India that is owned and controlled by VLI and/or ADLT; and/or (ii) assign this Agreement and to relocate the MACHINE to an entity in India formed under the laws of India that is a joint venture among VLI and/or ADLT and a third party. In either case, this Agreement will not be terminated, VLI shall remain fully liable to FIBERSTARS for the timely and proper performance of the Agreement by such assignee.

NOTE: The parties hereto acknowledge and agree that, in the event VLI relocates the MACHINE to a facility in India (as described above), then VLI shall be obligated to build up to a six (6) month supply of Products in VLI’s inventory to supply FIBERSTARS during the transition. Such inventory build up shall be based on a special written forecast to be delivered to VLI from FIBERSTARS (“Relocation Forecast”) within ten (10) days after receipt by FIBERSTARS of VLI’s Relocation Notice (as set forth above). The Relocation Forecast shall be a firm, non-cancelable Purchase Order from FIBERSTARS.

11.3 Applicable law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, excluding its laws relating to the conflict of laws and the choice of laws.

11.4 Notice. Any notice required to be given under this Agreement shall be in writing and may be served either by personal delivery, telex, facsimile transmission, telegram, certified or registered air mail (return receipt requested and postage prepaid) or express delivery service addressed to the parties respectively at the following addresses.

VLI or ADLT:

Venture Lighting International, Inc
32000 Aurora Road
Solon, OH 44139
Attention: Sabu Krishnan, President
Fax: 440-836-7045

FIBERSTARS:

Fiberstars, Inc.
32000 Aurora Road
Solon, OH 44139
Attention: Roger Buelow, Chief Technology Officer
Fax: (440) 519-1038

or such other address, facsimile, or telex number as the parties may later designate by written notice to each other. All notices delivered in accordance with this Paragraph 8.4 shall be effective as of the date of receipt by the notified party.

11.5 Modifications. This Agreement may not be amended, supplemented, released, discharged, abandoned, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of each of the parties.

11.6 Entire Agreement. The terms and provisions set forth in this Agreement constitute the entire and only agreement between FIBERSTARS and VLI with respect to this subject matter, and cancel all preexisting agreements, contracts or understandings between them in respect to the same. Headings used in this Agreement are only for convenience and are not to be used in the interpretation of this Agreement. The parties expressly acknowledge and agree that the Master Services Agreement, the ADLT Development Agreement, the Fiberstars Development Agreement, the Cross-License Agreement and the Mutual Supply Agreement, each by and between FIBERSTARS and Advanced Lighting Technologies, Inc. and each dated September 19, 2005 shall not apply to and shall not govern the matters agreed upon hereunder.

11.7 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance should, for any reason and to any extent, be invalid, unenforceable or illegal, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be effected thereby, but rather shall be enforced to the greatest extent permitted by law, and a rapid remedy sought for the provision found to be at fault.

11.8 No Partnership. This Agreement does not create a relationship of joint venture, employment, partnership, or agency between FIBERSTARS and VLI.

11.9 Dispute Resolution. In the event a dispute, claim or controversy arises between the parties relating to the validity, interpretation, performance, termination or breach of this Agreement (collectively, the “Dispute”) the parties agree to hold a meeting, attended by individuals with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. If within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the Dispute, the Dispute shall be resolved through final and binding arbitration at the request of either party.

The arbitration shall be conducted by a single arbitrator in the City of Solon, Ohio, in accordance with the laws of the State of Ohio, and the then-current commercial arbitration rules and supplementary procedures for commercial arbitration of the American Arbitration Association (“AAA”). The arbitrator shall be selected by the mutual agreement of the parties, or failing such agreement, shall be selected according to the relevant AAA rules. The parties shall bear the costs of such arbitrator equally.

The prevailing party in any such arbitration or in any judicial enforcement or review proceeding shall be entitled to its reasonable attorneys fees and costs in addition to any other amount of recovery ordered by such arbitrator or court. Either party may cause judgment to be entered upon such award in any court of competent jurisdiction. The duty of the parties to arbitrate any Dispute relating to the interpretation or performance of this Agreement or the grounds for any termination thereof shall survive expiration of this Agreement for any reason.

11.10 Counterparts. This Agreement may be executed in two or more counterparts in the English language, and each such counterpart shall be deemed an original.

11.11 Waiver. No failure by either Party to take any action or assert any right under this Agreement shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

11.12 Attorneys’ Fees. In the event that any action or proceeding is brought to enforce or interpret any term, covenant or condition of this Agreement or to collect damages due to a breach of this Agreement, the prevailing Party in such action or proceeding (whether after trial or appeal) shall be entitled to recover from the Party not prevailing its expenses incurred in such action or proceeding, including reasonable attorneys' fees and all allowable costs.

11.13 Headings. The section and paragraph headings used in this Agreement are for convenience only. They shall not be used to define, limit or interpret this Agreement.

FIBERSTARS, INC.	VENTURE LIGHTING INTERNATIONAL, INC.

By	By

Title	Title

Date: May ___, 2006	Date: May __, 2006

EXHIBIT A
LICENSE AGREEMENT

This License Agreement (the “License Agreement”) is made and entered into as of this ______ day of ___________, 2006 (the “Effective Date”), by and between FIBERSTARS, INC., an Ohio corporation with its principal place of business at 32000 Aurora Road, Solon, Ohio 44139 (the "Licensee") and VENTURE LIGHTING INTERNATIONAL, INC., an Ohio corporation with its principal place of business at 32000 Aurora Road, Solon, Ohio 44139 (“VLI”).

1. DEFINITIONS

1.1 VLI Process. The proprietary process for use of the MACHINE for manufacturing LICENSED PRODUCTS, utilizing inventions (patentable and unpatentable), designs, specifications, manuals, techniques, procedures, know-how and trade secrets, that are documented in written, electronic or graphic form and provided to Licensee in the TECHNICAL DOCUMENTATION, as defined in the SUPPLY CONTRACT (see Section 1.4, below), or otherwise provided to Licensee in written, electronic or graphic form and labeled as “confidential”, all of which are necessary for the manufacture or processing of metal halide arc tubes, will be referred to as the “VLI PROCESS.”

1.2 Licensed Product. “LICENSED PRODUCT(S) shall mean metal halide arc tubes without an exhaust tip on the arc chamber(s), manufactured by means of the VLI PROCESS for use(s) solely and exclusively within the “Fiberoptic Field of Use” (defined below).

1.3 Machine. The VLI Tipless Low Watt Arc Tube Pinch & Exhaust machine as sold by VLI to Licensee under the SUPPLY CONTRACT will be referred to as the “MACHINE”.

1.4 Supply Contract. The Equipment Purchase and Product Supply Agreement, dated______________, 2006, between VLI and Licensee shall be referred to as the “SUPPLY CONTRACT.”

1.5 Technical Documentation. TECHNICAL DOCUMENTATION shall have the meaning ascribed to it in the SUPPLY CONTRACT.

1.6  Fiberoptic Field of Use. Lighting applications or systems (and components of such systems) which include both: (A) a remote light source, and (B) either (i) fiberoptics, or (ii) light pipes, or (iii) other light guides, for conveying light from the remote source, but excluding applications in Civilian Transportation, television, and projection.

1.7 Civilian Transportation. Civilian Transportation shall mean all passenger automobiles, commercial (non-military) aircrafts, trucks, motorcycles, and off-road vehicles, but excludes ships, RV’s (recreation vehicles), limousines and mining equipment and other industrial or military vehicles or equipment.

2. LICENSE

VLI hereby grants to Licensee a royalty-free, nonexclusive, worldwide, transferable (subject to the limitations provided below), irrevocable (except as expressly provided herein) limited license, with the right (subject to the limitations provided below) to use the VLI PROCESS to make LICENSED PRODUCTS. Licensee acknowledges and agrees that any and all LICENSED PRODUCTS made or manufactured hereunder, shall be made or manufactured solely and exclusively for use in the Fiberoptic Field of Use. Notwithstanding the foregoing, the following limitations shall apply to proposed assignment of this License Agreement (which may only occur in conjunction with an approved sale of the MACHINE) by Licensee:

(a) During the period ending five (5) years from the date of this License Agreement, the assignment of the license granted in this License Agreement shall be subject to the provisions of Paragraph 4.6 of the SUPPLY CONTRACT.

(b) During the period ending five (5) years from the date of this License Agreement, if Licensee proposes to purchase any one or more additional “Tipless Low Watt Arc Tube Pinch & Exhaust” machines that are the same as, or substantially the same as the MACHINE, Licensee shall purchase such machine(s) exclusively from VLI or from a person, firm or corporation authorized by VLI to do so.

(c) In any event and at any time after the date of this License Agreement, if Licensee proposes to purchase a “Tipless Low Watt Arc Tube Pinch & Exhaust” machine from a third party, Licensee may not disclose to such third party any portion of the VLI PROCESS or the TECHNICAL DOCUMENTATION that is VLI’s Confidential Information, and Licensee will not allow such third party to examine MACHINE.

(d) In any event and at any time after the date of this License Agreement, Licensee is prohibited from building or manufacturing, or having any third party build or manufacture (whether as a “work for hire” or otherwise) any “Tipless Low Watt Arc Tube Pinch & Exhaust” machine(s) that are the same as, or substantially the same as the MACHINE, without first obtaining the prior written approval of VLI. Notwithstanding any written approval granted by VLI for the building or manufacture of such a machine, Licensee shall have no right and shall not under any circumstances, provide to any third party any portion of the VLI PROCESS or the TECHNICAL DOCUMENTATION.

3.	LICENSE FEE

As full and complete consideration for all rights granted by VLI and for all representations, warranties and covenants of VLI under this License Agreement, Licensee shall pay to VLI the applicable license fee as specified in the SUPPLY CONTRACT, if any. The parties acknowledge that there are circumstances where the license fee may be zero dollars, and other circumstances where the amount of the license fee will vary, all as more particularly set forth in the SUPPLY CONTRACT. VLI acknowledges that, where the license fee is zero, the amounts paid to purchase MACHINE under the SUPPLY CONTRACT shall constitute complete consideration for this License Agreement.

4.	CONFIDENTIALITY

The VLI PROCESS shall be deemed to be “Confidential Information”, as that term is defined in the SUPPLY CONTRACT. The provisions of Section 10 of the SUPPLY CONTRACT shall apply to Confidential Information of the VLI and Licensee, and their successors and assigns.

5. TERM AND TERMINATION

5.1 Term. This License Agreement will be effective on the Effective Date and its term shall be perpetual, unless earlier terminated pursuant to the other provisions of this Section 5.

5.2 Termination for Cause. The grounds for termination of this License Agreement for “cause” shall be as follows: A party may terminate this License Agreement in accordance with the following procedures in the event the other party fails to cure a material breach of this License Agreement. Material breaches of this License Agreement by a party shall include, but not be limited to: (i) a material failure of a party to comply with the confidentiality obligations in Section 4, (ii) the use of the MACHINE by Licensee (or any successor or assign of Licensee) to manufacture, make or otherwise produce any goods or products for use outside of the Fiberoptic Field of Use. In the event a material breach occurs, the non-breaching party shall give the breaching party a written notice thereof, which notice shall contain a reasonably detailed description of the conduct alleged to give rise to the breach. The party asserting the breach may terminate this License Agreement, effective upon delivery of a written notice of termination to the breaching party, in the event the breach is not cured within thirty (30) days from the date the initial notice of breach is delivered. If, however, the nature of the breach is such that it cannot reasonably be cured within such thirty (30) day period, the breaching party shall not be deemed in breach if it commences the cure within such period and thereafter diligently prosecutes the same to completion.

5.3 Consequences Of Termination for Cause . Within ten (10) days after the date of termination for cause by VLI, Licensee shall deliver to VLI all copies of TECHNICAL DOCUMENTATION and all other information about the VLI PROCESS provided by VLI to Licensee in connection with this License Agreement. A termination of this License Agreement for cause shall not relieve either party from its obligations of confidentiality under Section 4 for the period set forth therein. A termination of this License Agreement for cause shall not prejudice the right of either party to recover any sums due or accrued at the time of such termination, nor shall it prejudice any cause of action or claim of such party arising out of any breach or default by the other party. The provisions of Sections 4, 5, 6, 7 and 8 shall survive the termination of this License Agreement.

6.  DISPUTE RESOLUTION

In the event a dispute, claim or controversy arises between the parties relating to the validity, interpretation, performance, termination or breach of this License Agreement (collectively, the “Dispute”) the parties agree to hold a meeting, attended by individuals with decision-making authority regarding the Dispute, to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. If within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the Dispute, the Dispute shall be resolved through final and binding arbitration at the request of either party.

The arbitration shall be conducted by a single arbitrator in the City of Solon, Ohio, in accordance with the laws of the State of Ohio, and the then-current commercial arbitration rules and supplementary procedures for commercial arbitration of the American Arbitration Association (“AAA”). The arbitrator shall be selected by the mutual agreement of the parties, or failing such agreement, shall be selected according to the relevant AAA rules. The parties shall bear the costs of such arbitrator equally.

The prevailing party in any such arbitration or in any judicial enforcement or review proceeding shall be entitled to its reasonable attorneys fees and costs in addition to any other amount of recovery ordered by such arbitrator or court. Either party may cause judgment to be entered upon such award in any court of competent jurisdiction. The duty of the parties to arbitrate any Dispute relating to the interpretation or performance of this License Agreement or the grounds for any termination thereof shall survive expiration of this License Agreement for any reason.

7. REPRESENTATIONS AND WARRANTIES

7.1 Intellectual Property Representation. VLI represents and warrants to Licensee that: (i) it owns all right, title and interest in the VLI PROCESS; (ii) its technology does not infringe or constitute a misappropriation of any intellectual property rights of any third party; and (iii) it has not entered into any agreement inconsistent with this License Agreement or has not otherwise granted to any third party any rights inconsistent with the rights granted to the other party under this License Agreement.

7.2 Patent Indemnification. In the event a claim is brought by a third party alleging the infringement of its United States patent by the VLI PROCESS, VLI will defend Licensee against any and all claims, suits, or proceedings alleging such infringement and will hold harmless and indemnify Licensee against any costs incurred and any sums paid or awarded with respect thereto as royalties, penalties or otherwise fixed by settlement or set by final and non-appealable court judgment or order. Licensee shall, at its own cost and expense, have the right to participate in any proceedings or negotiations; provided, however, that in such event VLI shall have sole control of the defense of any such action in all negotiations for its settlement or compromise. If VLI, at any time, fails to fulfill its defense and indemnity obligations described above, then upon written notice to VLI from Licensee, Licensee may, at its option, defend such claims, suits or proceedings, including taking control thereof, and VLI promptly shall reimburse Licensee for all reasonable expenditures and costs incurred by Licensee in connection with such defense, no less often than monthly, as such expenditures and costs are incurred. Licensee shall reimburse VLI in the amount of all costs and expenses recovered in such claims, suits or proceedings.

The foregoing indemnity obligation excludes claims for infringement that relate to or arise from: (i) processes and equipment not included within the definition of, or not falling within the scope of, the VLI PROCESS that is employed by Licensee in its use of the MACHINE, and (ii) the goods or products made or processed by Licensee.

In the event a final injunction is obtained against the use of the infringing VLI PROCESS, VLI will, at its option and expense: (i) secure for Licensee the right to continue to use the VLI PROCESS, or (ii) replace or modify the same so it meets the agreed technical specifications but becomes non-infringing, or (iii) refund to Licensee all sums paid by Licensee for the License Fee, as well as the net book value of MACHINE, as reflected on the books and records of Licensee on the date of the entry of such injunction; and VLI will reimburse Licensee for all costs and expenses of replacement or modification of the VLI PROCESS. If VLI elects to refund to Licensee all sums paid for the License Fee (if any) and for then-depreciated book value of MACHINE, the Licensee shall promptly return and surrender to VLI the TECHNICAL DOCUMENTATION, and all other information about the VLI PROCESS provided from VLI to Licensee in connection with this License Agreement.

8. MISCELLANEOUS

8.1 Assignment. The rights and obligations of the parties under this License Agreement are personal and may not be assigned or otherwise transferred by either party without the prior written consent of the other party. Any attempted assignment or transfer without such consent shall be null and void. Notwithstanding any other provision of this License Agreement or of the Supply Contract, any third party purchaser of the MACHINE must assume all of Licensee’s obligations and liabilities to VLI under this License Agreement pursuant to a written assignment and assumption agreement approved in writing by VLI, or such sale shall be null and void. In the event Licensee sells the Machine to a third party in connection with a VLI-approved sale in accordance with the provisions of the Supply Contract, then, in conjunction therewith, Licensee’s rights and obligations under this License Agreement shall be assigned by Licensee to such third party purchaser (and all of Licensee’s obligations and liabilities hereunder shall be assumed by such third party purchaser) in a writing acceptable to VLI, except that Licensee shall not transfer the indemnity obligations of VLI (reflected in Section 7.2, above) to any subsequent purchaser of MACHINE. The parties hereto acknowledge and agree that in the event of a sale of VLI, or substantially all of VLI’s assets, to an unrelated third party, this License Agreement and the rights and obligations of VLI hereunder, may be transferred to such party without the prior consent of Licensee, to the extent the third party assumes all obligations and liabilities of VLI hereunder.

8.2 Applicable Law. This License Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

8.3 Notice. Any notice required to be given under this License Agreement shall be in writing and may be served either by personal delivery, e-mail (return receipt requested), telefax, telegram, certified or registered air mail (return receipt requested) postage prepaid or reputable air courier addressed to the parties respectively at the following addresses:

VLI
Venture Lighting International, Inc.
32000 Aurora Road
Solon, Ohio 44139
Attention: Sabu Krishnan
Fax: 440 836-7045

LICENSEE

Fiberstars, Inc.
32000 Aurora Road
Solon, OH 44139
Attention: Roger Buelow, Chief Technology Officer
Fax: 440 519-1038

or such other address, facsimile number, or e-mail address as Licensee or VLI may later designate by written notice to the other. All notices delivered in accordance with this Paragraph 8.3 shall be effective as of the date of receipt by the notified party.

8.4 Modifications. This License Agreement may not be amended, supplemented, released, discharged, abandoned, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of each of the parties.

8.5 Entire Agreement. The terms and provisions set forth in this License Agreement and in the SUPPLY CONTRACT constitute the entire and only agreement between the Licensee and VLI with respect to this subject matter, and cancel all preexisting agreements, contracts or understandings between them in respect to the same. Headings used in this License Agreement are only for convenience and are not to be used in the interpretation of this License Agreement. The parties expressly acknowledge and agree that the Master Services Agreement, the ADLT Development Agreement, the Fiberstars Development Agreement, the Cross-License Agreement and the Mutual Supply Agreement, each by and between FIBERSTARS and Advanced Lighting Technologies, Inc. and each dated September 19, 2005 shall not apply to and shall not govern the matters agreed upon hereunder.

8.6 Severability. If any provision of this License Agreement, or the application thereof to any person or circumstance should, for any reason and to any extent, be invalid, unenforceable or illegal, the remainder of this License Agreement and the application of such provisions to other persons or circumstances shall not be effected thereby, but rather shall be enforced to the greatest extent permitted by law, and a rapid remedy sought for the provision found to be at fault.

8.7 Relationship Of The Parties. This License Agreement in no way creates a relationship of joint venture, employment, partnership or agency between VLI and Licensee.

8.8 Waiver. Failure of either party to insist upon the strict performance of any provision of this License Agreement or to exercise any right or remedy shall not be deemed a waiver of any right or remedy.

8.9 Exhibits. Exhibits to this License Agreement form an integral and binding part of this License Agreement.

8.10 Disclaimer. Except as expressly provided in this License Agreement and in the SUPPLY CONTRACT, VLI makes no other representation, grants no warranty, express or implied, and assumes no responsibility of any kind to Licensee or to any third party respecting suitability for any purpose or use of any information, data, process, equipment, patented or unpatented inventions, or trade secrets, disclosed, furnished, or made available to Licensee.

8.11 Force Majeure. The provisions of Section 11.1 of the SUPPLY CONTRACT are expressly incorporated herein by reference.

IN WITNESS WHEREOF, each of the parties hereto has caused this License Agreement to be executed in duplicate by its duly authorized representative.

VENTURE LIGHTING INTERNATIONAL, INC.	FIBERSTARS, INC.

By:	By:

Title:	Title:

Date: __________________________________________________________, 2006	Date: __________________________________________________________, 2006

EXHIBIT B

(Machine)

General Description: One (1) USED Tipless Low Watt Arc Tube Pinch & Exhaust Machine built by Venture Lighting International, Inc.

***

___________________________
*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

 EXHIBIT C

(PRODUCTS & PRODUCT SPECIFICATIONS)

PRODUCT DESCRIPTION	SPECIFICATIONS

***

___________________________
*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

EXHIBIT D

MACHINE SALE PRICE AND PAYMENT TERMS

***

___________________________
*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

D-1

EXHIBIT E
MACHINE PERFORMANCE/ACCEPTANCE CRITERIA

Milestones: ***

___________________________
*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

E-1

Addendum to EXHIBIT E
Low Watt Tipless Pinch-Exhaust Machine Process Capability

***

___________________________
*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

E-2

EXHIBIT F
 Certificate of Acceptance

DATE:

SELLER: VENTURE LIGHTING INTERNATIONAL, INC. (VLI)

BUYER:              FIBERSTARS, INC. (FIBERSTARS)

CONTRACT -   EQUIPMENT PURCHASE AND PRODUCT SUPPLY AGREEMENT
DATED _________________________

DESCRIPTION OF MACHINE
(I)	USED TIPLESS LOW WATT ARC TUBE PINCH & EXHAUST MACHINE

WE HEREBY CERTIFY THE ACCEPTANCE OF THE ABOVE-REFERENCED MACHINE.

SIGNED BY AUTHORIZED REPRESENTATIVES OF:

BUYER: FIBERSTARS, INC.

SELLER: VENTURE LIGHTING INTERNATIONAL, INC.

F-1

EXHIBIT G
UNIT PRICES FOR PRODUCTS

Price:
***

Discounts:

***

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*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

G-1

EXHIBIT H
***

___________________________
*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

H-1

EXHIBIT I

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___________________________
*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

I-1